FOR IMMEDIATE RELEASE

                                                               February 22, 2005
                                                           ADVANTEST CORPORATION
                                            (Toshio Maruyama, President and COO)
                                    (Stock Code Number: 6857, TSE first section)
                                                      (Ticker Symbol: ATE, NYSE)

CONTACT:
Yuichi Kurita
(Executive Officer, Finance)
Phone: +81-(0)3-3214-7500


         Notice of the Results of Repurchase of Shares through ToSTNeT-2

          We, Advantest Corporation, hereby inform you that the repurchase of shares that we announced yesterday (February 21, 2005) has been completed as stated below.

         Furthermore, by this repurchase, we have concluded the repurchase of shares based on the decision made at the meeting of the Board of Directors held on February 21, 2005.

     1. Purpose of Repurchase: To enable swift implementation of its capital policies in response to changes in business conditions.

     2.   Type of Shares Repurchased: Advantest Common Stock

     3.   Aggregate Number of Shares Repurchased: 6,000,000 shares

     4.   Purchase Price of Each Share   JPY 9,080

     5.   Repurchase Date                February 22, 2005

     6.   Method of Repurchase:          Purchase through Tokyo Stock Exchange's
                                         ToSTNeT-2 (closing price orders)



     (Reference): Method of repurchase as announced on February 21, 2005

         Type of Shares to be Repurchased: Advantest Common Stock
         Aggregate Number of Shares to be Repurchased: 6,000,000
         Total Purchase Price: JPY 54,480,000,000


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